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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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|_|  Soliciting Material Pursuant to ss.240.14a-12

                                ITEX CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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NEWS RELEASE                        FOR IMMEDIATE RELEASE
                                    ---------------------
                                    For further information, call:

                                    Arthur Crozier
                                    Peter Walsh
                                    Innisfree M&A Incorporated
                                    (212) 750.5833

                  ITEX LETTER TO SHAREHOLDERS OUTLINES SUCCESS
                  --------------------------------------------
                              OF RESTRUCTURING PLAN
                              ---------------------

o     THREE CONSECUTIVE PROFITABLE QUARTERS AFTER LONG HISTORY OF LOSSES

o     ANNOUNCES NEW DIRECTOR COMPENSATION PLAN CAPPING FEES AT $20,000

o     DISSIDENT GROUP HAS NOT REVEALED ANY PLANS TO INCREASE SHAREHOLDER VALUE

New York,  NY - Jan.  15,  2003 - ITEX  Corporation  (OTC  Bulletin  Board:ITEX)
announced today that it is has mailed a letter to its shareholders in connection with the upcoming Annual Meeting to be held on January 28, 2003. The text of the letter is included below.

Jeffrey Elder, the Chairman of the Board of ITEX commented,  "After implementing our  restructuring  plan to rebuild  shareholder value in October 2001, ITEX has made  significant  progress in  improving  the  operations  of the  company,  as evidenced by three  consecutive  quarters of  profitability."  Mr. Elder further stated "We are committed to continue with our successful  restructuring  plan in order  to  serve  the best  interests  of all  shareholders.  By  contrast,  the dissident shareholder has not provided any plans to build shareholder value.

Mr. Elder also stated, "ITEX recently adopted a new director compensation policy that  will cap fees for all  board  and  committee  meetings,  except  the Audit
Committee,  at $20,000,  per  director,  payable in cash or stock.  No more than
40,000 shares per year can be issued to a single  Director under the policy.  We will seek the advice of an independent  compensation consultant in setting Audit
Committee fees in light of the  substantial  new  responsibilities  imposed upon that Committee by recent regulatory changes."

The shareholder letter follows

                                ITEX CORPORATION
                                3400 COTTAGE WAY
                              SACRAMENTO, CA 95825

PROTECT THE VALUE OF YOUR INVESTMENT

o    SUPPORT YOUR BOARD'S  SUCCESSFUL  EFFORTS TO REBUILD LONG-TERM  SHAREHOLDER
     VALUE AT ITEX

o    DO NOT BE MISLED BY CASE'S EFFORTS TO SEIZE CONTROL OF YOUR COMPANY

o    PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY

January 14, 2003

Dear Fellow ITEX Shareholders,

You  should  know  that a  dissident  shareholder,  operating  through  his self supported  organization  called CASE,  is  attempting  to seize  control of your company at the January 28, 2003 Annual  Meeting.  Your Board  strongly  believes that the dissident's efforts are not in the best interests of the shareholders.

We also believe that the additional expense and the distraction of the Board and management  from executing its successful  program to rebuild value for all ITEX shareholders  caused by the dissident's proxy fight are not in the shareholders'
best interests.

Support  the  continuing  successful  efforts  by your Board and  management  to rebuild  shareholder  value by signing  dating and returning the enclosed  WHITE proxy card today.

                     OUR PLAN TO TURN ITEX AROUND IS WORKING

Starting in October  2001,  your Board took  incisive  action to turn around the
company.  In  addition  to  firing  the  then  CEO  and  Chairman,   Collins  M.
Christensen,   the  Board,   working  closely  with   management,   developed  a
comprehensive restructuring plan.

THE PLAN

o    Cut Overall  Costs and Expenses by Firing the CEO and Reducing  Staff,  and
     Eliminating  Unprofitable  Operations  and  Conserve  Cash by,  Among Other
     Things, Accepting Stock in lieu of Director Fees.

o    Retain Experienced, Senior Level Management.

o    Refocus on Core  Operations  and Expertise by Expanding and  Supporting the
     ITEX Retail Trade Exchange.

o    Strengthen the Independent Broker Network by Selling Broker Franchises.

o    Review Director and Officer Compensation to Insure Reasonableness.

PROGRESS TO DATE

o    Costs and expenses  reduced by 45% for the four quarters  ended October 31,
     2002, compared to the prior four quarters.

o    Litigation exposure  substantially  reduced through close monitoring by the
     Board.

o    Senior Management  Retained.  Spike Humer, former COO, elevated to CEO with primary  responsibility  for  the  restructuring,  as well  as  day-to  day
     operations.   Mel  Kerr,  an  executive  with  significant   experience  in
     turn-around and high growth companies, hired as the new COO.

o    New Broker Recruiting programs implemented;  approximately 2800 new members enrolled;  ITEX  University  launched;  new  marketing  materials and sales collateral developed.

o    Franchise  registration  applications filed in all 50 states;  three broker franchises sold to date.

RESULTS TO DATE

Our  restructuring  plan has been a great  success so far. The  following  chart shows the dramatic turn around in operating results since the Board's actions in
October 2001

THE FUTURE

Your  Board and  management  are  committed  to  continuing  and  expanding  our restructuring plan's success. Among our plans for the future are:

o    Expand the ITEX U.S. Franchise Network.

o    Develop the ITEX Franchise Network in Canada and Mexico.

o    Increase  trade volume  through  continued  increases  in member base,  the
     introduction  of  on-line  auctions,   the  integration  of  members  sales
     activities into ITEX hosted  e-commerce  websites,  and the introduction of swipe card  technology  for  on-line  and retail  purchase  of ITEX  member products.

o    Develop  strategic  marketing  alliances with NASE, NABL,  NAWBO,  SBBO and other organizations.

In contrast,  CASE has not disclosed any plans to rebuild  shareholder  value at
ITEX.

          CASE HAS NOT REVEALED ANY PLANS TO REBUILD SHAREHOLDER VALUE

 IF SHAREHOLDERS ALLOW CASE TO SEIZE CONTROL OF ITEX, ITS HAND PICKED NOMINEES COULD
     DIRECT ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF ALL THE SHAREHOLDERS

Your Board is very concerned about the intentions behind CASE's efforts to seize control of ITEX.  The  dissidents  have not  provided  any plan or  strategy  to rebuild shareholder value. Instead,  CASE's only program consists of complaining about compensation paid to the Directors,  while ignoring the extraordinary time and effort the Directors have devoted to rebuilding ITEX.

Don't let CASE  mislead  you with its  assumptions  and  estimates  of  Director
compensation,   which  among  other  errors,   include  trade  dollars  as  cash
compensation.  Instead of $470,000 aggregate of cash and trade dollars estimated by CASE to have been paid to the Directors for the 22-month period from April 4,
2001 to the Annual  Meeting,  ITEX  Directors  will have  received  actual  cash compensation in an aggregate amount of $282,498 for that period,  or $32,596 per
Director on an annualized basis.

If the shareholders  allow CASE and its handpicked  nominees to seize control of
ITEX, they would be in a position to direct various actions,  such as selling or spinning  off assets or taking the company  private.  Such actions may not be in the best interests of all the  shareholders  and may be very  difficult,  if not impossible, for the shareholders to block.

Instead, the best way for shareholders to protect the value of their investment, in our  opinion,  is to allow the  current  Board to continue  implementing  its successful restructuring plan designed to rebuild shareholder value.

Your Board is committed to serving the best  interests of all the  shareholders.
The turn around in operating results demonstrates the strength and value of that commitment.  As a further  demonstration  of its commitment,  the Board recently adopted a new policy on compensation for non-employee Directors.

Total annual compensation per Director, including committee fees (except for the
Audit Committee), will be capped at $20,000, payable in cash or stock, valued at current market  price.1 The Audit  Committee fees will not be subject to the cap due to the substantial  increase in activities and  responsibilities  imposed by recent regulatory changes.

Please support your Board's efforts to rebuild  long-term  shareholder value and protect  the value of your  investment  by  signing,  dating and  returning  the enclosed WHITE proxy card in the postage paid envelope today.

Very truly yours,

Jeffrey L. Elder
Chairman of the Board

                            SUPPLEMENTAL INFORMATION

The cost of  soliciting  proxies  (including  fees for  attorneys,  accountants, solicitors,  printing and mailing, transportation and other costs) will be borne by the Company. The Company has retained Innisfree M&A Incorporated as its proxy solicitor  in  connection  with the proxy  contest.  Pursuant  to the  Company's
agreement  with  Innisfree,   they  will  provide  various  proxy  advisory  and
solicitation  services  for the  Company for a fee not to exceed  $25,000,  plus
reasonable   out-of-pocket   expenses.   It  is  expected   Innisfree  will  use
approximately 20 persons in such solicitation.  To date, ITEX has incurred costs incidental to the contested solicitation of approximately $25,000, and estimates that total costs will not exceed $73,000  (exclusive of the amount of such costs represented  by the amount ITEX would  normally have expended for a solicitation for an election of directors in the absence of a contest).

ITEX is not,  and was not  within  the  past  year,  a party  to any  contracts, arrangements or understandings with any person with respect to any securities of
ITEX,   including,   but  not  limited  to,  joint  ventures,   loan  or  option
arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

If you have any  qeustions,  or require any  assistance  in voting your  shares, please call ur proxy solicitor, Innisfree M&A Incorporated, toll free at

                                 1-888-750-5834

                                         # # #

1    The Board has also amended the Company's  bylaws to delete a provision with respect to loans to officers  and  directors  which was  inconsistent  with applicable law and to delete  provisions which would permit the division of the board into three classes with staggered terms.